Exhibit 10.44

TERMINATION AGREEMENT AND RE-PURCHASE OPTION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made on March 5th 2024(the “Effective Date”) by and among:

(i)	Kim, Sungkwon, an individual (Date of Birth: May 2, 1974) having an address at 76, Arisu-ro 25-gil, Gangdong-gu, Seoul, the Republic of Korea (“Korea”) (“Seller 1”);

(ii)	King Bear Film LLC, a company having its principal place of business at 3435 Wilshire Blvd Suite 1100, Los Angeles, California 90010, USA (state registration number: 201627710383) (“Seller 2” and, together with Seller 1, the “Sellers”); and

(iii)	K Enter Holdings Inc., a company having its principal place of business at 16192 Coastal Highway, Lewes, Delaware 19958, USA (County of Sussex) (the “Purchaser”).

Seller 1, Seller 2 and the Purchaser shall hereinafter be individually referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Parties have entered into the Terminating Agreements (as hereinafter defined) pertaining to the sale and purchase of shares of the common stock (“Common Shares”) of First Virtual Lab Inc., a company having its principal place of business at 2803-ho, GIFC Tower, 240, Kintex- ro, Ilsanseo-gu, Goyang-si, Gyeonggi-do, Korea (the “Company”); and

WHEREAS, the Parties now wish to terminate the Terminating Agreements, as defined below, in their entirety upon the terms and under the conditions set out hereinafter.

NOW THEREFORE, the Parties agree as follows:

1. Termination of Terminating Agreements. Notwithstanding anything to the contrary contained therein, the Parties hereby agree that each of the agreements referred to hereinbelow be terminated, and any and all respective rights, duties and obligations of the Parties arising thereunder shall cease and be of no force or effect, as of the Effective Date:

(a)	Share Purchase Agreement dated April 12, 2023 by and among the Parties, as amended and partially terminated by the agreement referred to in paragraph (b) below (the “Original SPA”);

(b)	Termination and Amendment to the Share Purchase Agreement and Shareholders Agreement dated January 31, 2024 by and among the Parties (the “Termination and Amendment Agreement”);

(c)	Share Purchase Agreement dated January 31, 2024 by and between Seller 2 and the Purchaser (the “King Bear SPA” and, together with the Termination and Amendment Agreement, the “FVL Share Purchase Agreements”);

(d)	Shareholders Agreement dated April 12, 2023 by and among the Parties, as amended by the Termination and Amendment Agreement (the “FVL SHA”); and

(e)	All other agreements entered into among the Parties in connection with the Original SPA, including the Share Pledge Agreement, dated April 24, 2023 and the Letters of Consent for Disposal, dated April 24, 2023.

The agreements referred to in paragraphs (a) through (e) above shall be individually referred to herein as a “Terminating Agreement” and collectively as the “Terminating Agreements.”

2. Release of Claims.

(a)	Each Party hereby releases, waives and discharges the other Parties and their respective affiliates, successors and assigns, agents, employees, officers, directors, partners, shareholders and representatives (collectively, the “Released Parties”) from any and all actual and potential claims, demands, damages, debts, liabilities, liens, obligations, accounts, actions, causes of action, costs, and expenses (collectively, Claims”) against the Released Parties arising by reason of the Terminating Agreements.

(b)	Each Party hereby irrevocably and unconditionally waives any and all rights and claims to challenge the validity of the termination of the Terminating Agreements.

3. Parties agree to re-purchase the subject equity under the following conditions

(a)	Definitions. For the purposes of this Section 3:

“Accounting Firm” means any of the big four (4) accounting firms in Korea which comprise of Deloitte Anjin LLC, Ernst & Young Han Young Corporation, KPMG Samjong Accounting Corp., and Samil PricewaterhourseCoopers LP or, if such firms are unable or unwilling to act, such other independent public accounting firms as shall be agreed upon by the Parties in writing.

“Business Day” means any day on which commercial banks are open for business in Korea (i.e. other than Saturday, Sunday and public holidays in Korea).

“Subject Shares” means, with respect to a given Seller, such number of the Company’s Common Shares which will represent, on a fully-diluted basis, the same shareholding percentage as the shareholding percentage represented by the number of the Company’s Common Shares such Seller had originally agreed to sell to the Purchaser under its respective FVL Share Purchase Agreements (which, for the avoidance of doubt, have been terminated as of the Effective Date pursuant to Section 1 above). The aggregate number of subject shares to be sold by the Sellers to the Purchaser shall in any event represent no less than 51% of the Company’s total issued and outstanding share capital on a fully-diluted basis.

“Re-purchase” means an occurrence where the Subject Suits are finally resolved by a final, non-appealable judgment or the involved parties’ mutually agreed settlement with prejudice of all claims related to and arising from the Subject Suits in each case in a manner satisfactory to the Purchaser as determined by the Purchaser at its sole discretion based on what is considered legally and commercially reasonable. Also in connection with the resolution of the Subject Suits none of the Sellers, the Company and/or any of the Company’s directors and officers are found to have committed actions (i) of willful or intentional misconduct, (ii) in violation of any criminal law, (iii) of fraud, or (iv) in willful or intentional breach of any of the terms and conditions set forth in this Agreement; and

“Subject Suits” collectively mean lawsuits that have been initiated and are currently in progress in the State of Delaware, United States, under the case number C.A. No. 2023-1287-NAC and C.A.2023-1257 as well as a lawsuit against Seller 1 that is initiated and pursued in Korea.

(b)	Re-Purchase Price.

(i)	The Parties shall jointly appoint an Accounting Firm by mutual agreement. Upon appointment, the said Accounting Firm jointly appointed by the Parties shall determine the fair market value of the subject shares by delivery of a written valuation report to the Parties no later than [thirty (30)] Business after appointment, which value shall be final and binding upon the Parties.

(ii)	In the event that the Parties fail to jointly appoint an Accounting Firm within the aforementioned [Seven (7)] Business Day period, the Purchaser, on one hand, and the Sellers, jointly on the other hand, shall each appoint its own Accounting Firm within Five (5)] Business Days thereafter. Each of the said two (2) Accounting Firms shall determine the fair market value of the subject shares by delivery to the Party who had appointed such Accounting Firm of its written valuation report by no later than [thirty (30)] Business Days after its appointment, and the fair market value of the subject shares shall be the arithmetic average between the fair market values determined by the two (2) Accounting Firms. In the event that (x) either the Purchaser, on one hand, or the Sellers, on the other hand, fails to appoint its/their Accounting Firm within the aforementioned [Five (5)] Business Day period; or (y) either of the Accounting Firms fails to deliver its written valuation report within the aforementioned [thirty (30)] Business Day period, the fair market value of the subject shares determined by the Accounting Firm having been timely appointed and having timely delivered its written valuation report shall be final and binding upon the Parties.

(iii)	The Sellers shall cause the Company to provide the Accounting Firm(s) with all financial information relating to the Company and, upon the request of an Accounting Firm, any further information relating to the Company that is relevant and readily available to the Company, in each case to the extent reasonably necessary for determining the fair market value of the subject shares.

(iv)	In the event that the Parties jointly select one Accounting Firm in accordance with (c)(i) above, the fees and expenses of the Accounting Firm shall be shared equally by the Parties. Conversely, in accordance with (c)(ii), if each Party selects its own Accounting Firm, the Parties shall bear the costs associated with their respective selected Accounting Firms.

(c)	Re-Purchase Terms.

(i)	Upon agreement, the Parties shall consummate the sale and purchase of all of the subject shares (the “Re-Purchase”) within [Fourteen (14)] Business Days after the date as of which the fair market value of the subject shares shall have been finally determined pursuant to the provisions of Section 3(c) above, provided, however, that if the Re-Purchase is subject to any prior regulatory approval, such [Fourteen (14) Business Day] period shall be extended until the expiration of [Five (5) Business Days] after all such approvals shall have been duly received.

(ii)	The Purchaser and the Sellers shall enter into separate sale and purchase agreement(s) containing the same terms and conditions as, mutatis mutandis, those they had agreed in the Amended FVL Share Purchase Agreements dated January 31, 2024 (which, for the avoidance of doubt, are terminated pursuant to Section 1 above) with respect to the relevant re-purchase, except that the Purchaser may settle the purchase price for the subject shares with cash or by delivery of shares or by another asset (s) agreed upon by both Parties, possessing an equivalent monetary value. Further, it is agreed that the Parties shall enter into a shareholders agreement whose terms shall be the same as, mutatis mutandis, those set forth in the FVL SHA concurrently with the closing of the subject re-purchase.

(d)	Expiry. The provisions of this Section 3 shall be effective and in force only for the time period between the Effective Date and the five (5) year anniversary thereof. Accordingly, the provisions of this Section 3 and each Party’s respective rights and obligations thereunder shall, in their entirety, terminate and cease to be of force and effect upon expiry of the said five (5) year period.

4. Miscellaneous. The provisions of Article 9 (Miscellaneous) of the Original SPA shall apply to this Agreement mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

SELLER 1

Kim, Sungkwon

/s/ Kim, Sungkwon
Name:	Kim, Sungkwon
Address:	76, Arisu-ro 25-gil, Gangdong-gu, Seoul, Korea

SELLER 2

King Bear Film LLC

By:	/s/ Kim, Sungkwon
Name:	Kim, Sungkwon
Title:	Managing Member

PURCHASER

K Enter Holdings Inc.

By:	/s/ Lee, Youngjae
Name:	Lee, Youngjae
Title:	Representative Director

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